As filed with the Securities and Exchange Commission on September 11, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ELECTRIC CITY CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1280 Landmeier Road	36-4197337
(State or other jurisdiction of	Elk Grove Village, IL 60007	(I.R.S. Employer
incorporation or organization	(847) 437-1666	Identification No.)

(Address, Including Zip Code, and Telephone
Number, Including Area Code, of Registrant’s
Principal Executive Offices)
JEFFREY R. MISTARZ
Chief Financial Officer and Treasurer
Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Name, Address, and Telephone Number of Agent for Service)
Copies to:
William M. Holzman
Schwartz Cooper Chartered.
180 N. LaSalle Street, Suite 2700
Chicago, Illinois 60601
(312) 346-1300
Approximate Date of Commencement of Proposed sale to the Public:
As soon as practical after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount To	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Be Registered (1)	Per Share	Price	Registration Fee
Rights to Purchase Common Stock, par value $.0001 per share (2)	29,474,020	N/A	N/A	$ 0 (3)
Common Stock, par value $0.0001	29,474,020	$1.00	$29,474,020	$3,153.72

(1)	In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)	Evidencing the rights to subscribe for 29,474,020 shares of common stock, par value $0.0001 per share.

(3)	The rights are being issued without consideration
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 11, 2006
PROSPECTUS
ELECTRIC CITY CORP.
Up To 29,474,020 Shares of Common Stock
We are distributing at no charge to the holders of our common stock (other than the former Series E Preferred stockholders) non-transferable subscription rights to purchase up to an aggregate of 29,474,020 shares of our common stock at a cash subscription price of $1.00 per share, or an aggregate of $29,474,020.
Each stockholder will receive five subscription rights for each share of our common stock owned on ___, 2006 (except the former holders of Series E Preferred who acquired their common stock in the PIPE Transaction or upon conversion of their Series E shares, who have all waived their rights to participate in the offering in order to maximize the number of shares available for purchase by other stockholders). Each subscription right will entitle you to purchase one share of our common stock.
The subscription rights will expire if they are not exercised prior to 5:00 p.m., New York City time, on ___, 2006, the expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date.
The rights may not be sold or transferred except under the very limited circumstances described later in this prospectus.
Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “ELCY.” On September 8, 2006, the closing bid price of our common stock as reported on the OTC Bulletin Board was $0.98 per share.

	Per Share	Aggregate
Subscription Price	$1.00	$29,474,020
Estimated Expenses	$0.00	$100,000

Net Proceeds to Electric City	$1.00	$29,374,020
     Our principal executive office is located at 1280 Landmeier Road, Elk Grove Village, Illinois, 60007. Our telephone number at that address is (847) 437-1666. Our web site is located at http://www.elccorp.com.

     Investing in our common stock involves significant risks described beginning on page 13.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 11, 2006.

Cautionary Note Regarding Forward-Looking Statements	1
Prospectus Summary	1
Summary of the Rights Offering	6
Questions and Answers About the Rights Offering	8
Risk Factors	13
Use of Proceeds	22
Capitalization	22
The Rights Offering	23
Material United States Federal Income Tax Consequences	31
Plan of Distribution	32
Legal Matters	33
Experts	33
Where You Can Find More Information	33
Incorporation Of Certain Documents By Reference	34
Form of Subscription Rights Agreement
Opinion of Schwatz Cooper Chartered
Consent of BDO Seidman, LLP
Consent of Marcum & Kliegman, LLP
Form of Instructions for Use of Subscription Rights
Form of Notice of Guaranteed Delivery for Subscription Rights
Form of Letter to Stockholders
Form of Letter to Stockholders who are Beneficial Holders
Form of Letter to Clients of Stockholders who are Beneficial Holders
Form of Nominee Holder Certification Form
Form of Beneficial Owner Election Form
Substitute Form W-9
     You should rely only on information contained or incorporated by reference in this prospectus. Electric City Corp. has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Electric City Corp. is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have subsequently changed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under “Risk Factors,” that could cause our actual results, performance, prospects or opportunities in 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, our limited operating history, our history of operating losses, fluctuations in retail electricity rates, our reliance on licensed technologies, customers’ acceptance of our new and existing products, the risk of increased competition, our ability to successfully integrate acquired businesses, products and technologies, the recent changes in our management, our ability to manage our growth, our need for additional financing and the terms and conditions of any financing that is consummated, the possible volatility of our stock price, the concentration of ownership of our stock and the potential fluctuation in our operating results. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.
PROSPECTUS SUMMARY
     This summary highlights and is qualified in its entirety by information contained elsewhere in this document. You should read this entire document carefully, including the section entitled “Risk Factors” and our financial statements and the related notes included elsewhere in this document or incorporated by reference herein. Unless the context otherwise requires, “Electric City,” the “Company,” “we,” “our,” “us” and similar expressions refers to Electric City Corp. and its subsidiaries, and the term “common stock” means Electric City Corp.’s common stock, par value $0.0001 per share.
Our Company
     We were organized as Electric City LLC, a Delaware limited liability company, on December 5, 1997. On June 5, 1998 we merged Electric City LLC with and into Electric City Corp., a Delaware corporation. On June 10, 1998, we issued approximately six (6%) percent of our then issued and outstanding common stock to the approximately 330 stockholders of Pice Products Corporation, an inactive, unaffiliated company with minimal assets, pursuant to the merger of Pice with and into Electric City. This merger facilitated the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol “ECCC”. From December 12, 2000 to June 9, 2006, our common stock was listed on the American Stock Exchange under the trading symbol “ELC”. Since June 12, 2006, our common stock has traded on the OTC Bulletin Board under the trading symbol “ELCY.”

Our Products
     We are a developer, manufacturer and integrator of energy saving technologies as well as an energy solutions provider. Our premier energy saving products are the EnergySaver system and the eMAC line of HVAC controllers. The EnergySaver reduces energy consumed by lighting, typically by 20% to 30%, with minimal lighting level reduction. This technology has been installed in applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting.
     On May 3, 2005 we acquired Maximum Performance Group, Inc. (“MPG”), a technology-based provider of energy and asset management products and services. MPG currently manufactures and markets its eMAC line of controllers for commercial and industrial HVAC and lighting applications. The eMAC line of microprocessor based controllers are used to optimize the performance of HVAC systems and provide continuous monitoring, control and reporting. The eMAC system generally reduces energy consumption by 15% to 20% through the use of intelligent operating algorithms which learn the rate of cooling or heating required to achieve the desired space temperature while optimizing compressor run time within these limits. The eMAC also monitors over 140 points of system operation. This system information is captured on a real time basis and transmitted via wireless two-way communication to MPG’s central eMAC servers where it is analyzed to ensure maximum system reliability. If the system detects a problem in an HVAC unit, the problem can be diagnosed and the appropriate action can be taken to minimize or avoid system downtime. MPG’s customers can also remotely control their HVAC equipment and view historical operating information via the Internet using a standard Internet browser.
     Effective March 31, 2006 we sold Great Lakes Controlled Energy Corporation, our subsidiary that sold integrated building and environmental control solutions for commercial and industrial facilities. We sold this subsidiary in order to reduce our losses and to allow us to concentrate on the Energy Technology business comprised of the EnergySaver and eMAC product lines.

     Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. Maximum Performance Group has offices in New York, New York and San Diego, California, but contracts for the manufacturing of its hardware products with third party contract manufacturers.
     Giorgio Reverberi has patented in the United States and Italy certain technologies underlying the EnergySaver products. We have entered into a license agreement and series of agreements with Mr. Reverberi and our founder, Mr. Joseph Marino, relating to the license of the EnergySaver technology in the United States and certain other markets. We own all the patents and trademarks related to MPG’s products.
     On June 30, 2006, we acquired Parke P.A.N.D.A. Corporation (“Parke”), an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. Parke is headquartered in Glendora, California and has offices in Danville and Carmel, California.
     We are pursuing a multi-channel marketing and sales distribution strategy to bring our energy saving products to market. Our multi-channel approach includes the use of a direct sales force, third party distributors and independent manufacturers’ representatives.
Recent Events
AMEX Delisting
On April 21, 2006, we received a notice from the American Stock Exchange informing us that after a review of our most recent Annual Report on Form 10-K it determined that we were not in compliance with Section 1003(a)(iii) of its Company Guide. Section 1003(a)(iii) requires a listed company to maintain shareholder equity of at least $6 million if it has sustained losses from continuing operations and/or new losses in its most recent five fiscal years. On May 22, 2006, we notified the American Stock Exchange of our decision to delist our common stock from the Exchange. On June 12, 2006, our common stock began trading on the OTC Bulletin Board under the ticker symbol “ELCC”.
Reverse Stock Split
On June 15, 2006, we effected a 1 for 15 reverse split of our common stock. As a result of the reverse split the number of outstanding shares of our common stock was reduced from 53,789,349 to 3,585,957 shares and the number of common shares into which our Series E preferred stock could be converted was reduced from 23,261,300 shares to 1,550,753 shares. We effected this reverse split to allow us to complete the PIPE Transaction, the acquisition of Parke (both described below) and this rights offering without having to increase the number of authorized shares of our common stock. On the effective date of the reverse stock split our ticker symbol changed to “ELCY”.
The PIPE Transaction
On June 29, 2006, we entered into a securities purchase agreement with a group of 17 investors (the “PIPE Investors”) pursuant to which we issued to such purchasers an aggregate of 17,875,000 shares of our common stock at a price of $1.00 per share for total gross proceeds of $17,875,000 (the “PIPE Transaction”). Ten of the PIPE Investors, who purchased an aggregate of 13,900,000 shares of common stock in the PIPE Transaction, were holders of Series E shares, including three members of our board of directors who, together with members of their families, purchased 7,700,000 shares in the transaction.

As originally issued, our Series E Convertible Preferred Stock (the “Series E”) was convertible into our common stock at $6.67 per share, after adjustment for the reverse split. However, the Series E contained anti-dilitution provisions which required automatic reduction of the conversion price of the Series E if we issued equity or securities convertible into common stock at a price below the Series E conversion price to the price of the new issuance. Because we issued shares in the PIPE Transaction at $1.00 per share, the Series E conversion price automatically reduced to $1.00 per share.
     In connection with the PIPE Transaction the holders of the Series E converted all outstanding shares of Series E into common stock at the new conversion price on the closing of the transaction. As a result, we issued 21,648,346 shares of our common stock upon the conversion of all outstanding Series E.
     Prior to closing the PIPE Transaction we owed Laurus Master Fund, Ltd. (“Laurus”), $943,455 under a revolving convertible loan, $5,038,030 under two convertible term loans, $54,726 in accrued interest and fees and $161,096 in liquidated damages for failing to register common stock with the SEC for resale by Laurus as required in connection with the $5 million term loan of November 2005. In connection with the PIPE Transaction Laurus agreed to convert the outstanding balance on the revolving convertible loan and related accrued interest into common stock at $1.00 per share and accept payment of the liquidated damages in shares of our common stock, again valued at $1.00 per share. We used $5,601,418 of the proceeds from the PIPE Transaction to repay the convertible term loans and pay related accrued interest and fees and prepayment penalties thereon and issued 1,111,961 shares of common stock upon conversion of the revolving convertible loan and to pay the accrued interest and the liquidated damages. Laurus also agreed, in exchange for 231,500 shares of our common stock, to terminate the requirement that we pay it a portion of the cash flows generated by certain VNPP projects as required by the $5 million term loan of November 2005.
     We also used $2,720,000 of the proceeds of the PIPE Transaction to fund the cash portion of the purchase price of the Parke acquisition (described below) and $400,000 to repay Parke’s revolving line of credit. The remaining proceeds (together with the net proceeds of this rights offering) will be used for general corporate purposes. We may also use a portion of the proceeds to selectively acquire businesses, products and/or technologies that are complementary to our own.
Acquisition of Parke P.A.N.D.A. Corporation
     On June 30, 2006 we completed the previously announced acquisition of Parke for consideration consisting of $2.72 million in cash and $5 million of our common stock (5,000,000 shares valued at $1.00 per share). As part of the acquisition we assumed approximately $446,000 of Parke’s liabilities, $400,000 of which we repaid upon closing. Parke was owned by Dan Parke, a director of Electric City.
     Parke (now named Parke Industries, LLC) is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. Parke has 30 employees and is headquartered in Glendora, California with offices in Danville and Carmel, California.
     Dan Parke, the president and founder of Parke continues to serve as the President of Parke and has as of June 30, 2006 also assumed the position of President and Chief Operating Officer of Electric City.

Special Committee of the Board of Directors
     Due to potential conflicts of interest resulting from (i) certain members of our board of directors beneficially owning Series E shares and being asked to purchase shares of common stock in the PIPE Transaction and concurrently convert their Series E shares into our common stock, and (ii) Dan Parke’s ownership of Parke, our board of directors established a special committee comprised of disinterested, independent directors to review, negotiate and approve the acquisition of Parke, the PIPE Transaction and this rights offering. The special committee retained an investment bank to act as its financial advisor and legal counsel to assist it in its review of these transactions. The investment bank reviewed the Parke acquisition and delivered to the special committee an opinion to the effect that the purchase price paid for Parke was fair to us from a financial point of view. It also provided information, advice and analysis on the structure and pricing of the PIPE Transaction and the rights offering. Our legal counsel assisted the special committee in its review of these transactions and advised the committee on its duties and responsibilities. After considering all of the information it had gathered, the committee concluded that these transactions were in the best interests of the Company and its stockholders and approved the Parke acquisition, the PIPE Transaction and the rights offering.
The Restructured Company
     After effecting the PIPE Transaction and the Parke acquisition and following the closing of the rights offering, we have the following:
•	Cash of between $9 million and $39 million, depending on the number of shares purchased in the rights offering;

•	Significantly reduced debt. Our debt consists of the mortgage on our headquarters in the amount of $535,000, a $150,000 demand note owed to one of our stockholders and various auto loans and capitalized leases totaling approximately $47,000;

•	One class of outstanding equity (common stock), with no outstanding convertible preferred stock or convertible debt;

•	Approximately 70 employees;

•	Seven sales offices located in New York, Chicago, Salt Lake City, San Diego, Glendora, California, Danville, California and Carmel, California;

•	Proprietary technology that controls and reduces energy consumed in commercial lighting and HVAC applications;

•	A business that designs, engineers and installs energy efficient lighting upgrades for commercial and industrial users, and

•	A largely revamped board of directors (4 of the 7 directors have joined the Board since October 2005) and senior management team.
     We believe that as a result of these recently implemented changes we will be better positioned to take advantage of the growth in demand for energy efficiency products and services, hopefully leading to improved profitability and cash flow. We also believe that there are opportunities for future acquisitions that could broaden our product line, increase our geographic reach and lead us to new markets for our products, all of which we hope would also contribute to increased sales and profitability.

THE RIGHTS OFFERING

Rights	We will distribute to each stockholder of record on ___, 2006, (except the former holders of Series E shares who acquired their common stock in the PIPE Transaction or upon conversion of their Series E shares, who have all waived their rights to participate in the offering in order to maximize the number of shares available for purchase by other stockholders) at no charge, five non-transferable subscription rights for each share of our common stock then owned. The rights will be evidenced by non-transferable rights certificates. If and to the extent that our stockholders exercise their right to purchase our common stock we will issue up to 29,474,020 shares and receive gross proceeds of up to $29,474,020 in the rights offering.

Basic Subscription Privilege	Each right will entitle the holder to purchase one share of our common stock for $1.00, the per share subscription price.

Over-Subscription Privilege	Each rights holder who elects to exercise its basic subscription privilege in full may also subscribe for additional shares that are not otherwise subscribed for by other rights holders, at the same subscription price per share. If an insufficient number of shares are available to fully satisfy the over-subscription privilege requests, any available shares will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Subscription Price	$1.00 per share

Record Date	___, 2006

Expiration Date	___, 2006, subject to extension

Non-Transferability of Rights	The rights are not transferable, except to affiliates of the recipient and by operation of law.

Procedure for Exercising Rights	You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate with full payment of the subscription price (including any amounts in respect of the over-subscription privilege) to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” beginning on page 28. If you hold shares of our common stock through a broker, custodian bank or other nominee, see “—How Rights Holders Can Exercise Rights Through Others” below.

No Revocation	Once you have exercised your basic subscription privilege your exercise may not be revoked. Rights not exercised prior to the expiration of the rights offering will expire.

How Rights Holders Can Exercise Rights Through Others	If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How Foreign Stockholders and Stockholders with APO or FPO Addresses Can Exercise Rights	The subscription agent will mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, on ___, 2006, and take all other steps which are necessary to exercise your rights, on or prior to the date on which the rights offering expires. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Material United States Federal Income Tax Consequences	A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

Issuance of Our Common Stock	We will issue certificates representing shares purchased in the rights offering as soon as practicable after the expiration of the rights offering.

No Recommendation to Rights Holders	We are not making any recommendations as to whether or not you should subscribe for shares of our common stock. You should decide whether to subscribe for shares based upon your own assessment of your best interests.

Use of Proceeds	The proceeds from the rights offering will be used for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

Subscription Agent           LaSalle Bank National Association
     For additional information concerning the rights offering, see “The Rights Offering,” beginning on page 23.
     An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 13.
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What is the rights offering?

A:	The rights offering is a distribution to holders of our common stock of five non-transferable subscription rights for each share of common stock owned as of ___, 2006, with each right evidencing the right to purchase one share of our common stock, for a total of 29,474,020 subscription rights.

Q:	What is a subscription right?

A:	Each subscription right is a right to purchase one share of our common stock and carries with it a basic subscription privilege and an over-subscription privilege.

Q:	How many shares may I purchase if I exercise my subscription rights?

A:	You will receive five non-transferable subscription rights for each share of our common stock that you owned on ___, 2006, the record date. Each subscription right contains the basic subscription privilege and the over-subscription privilege.

Q:	What is the basic subscription privilege?

A:	The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at the subscription price of $1.00 per share.

Q:	What is the over-subscription privilege?

A:	The over-subscription privilege of each subscription right entitles each holder who fully exercises his basic subscription privilege, to subscribe for additional shares of our common stock at the same subscription price per share on a pro rata basis if any rights offering shares are not purchased by other holders of subscription rights under their basic subscription privileges as of the expiration date. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription privileges on your common stock holdings.

Q:	What if there are an insufficient number of shares to satisfy the over-subscription requests?

A:	If there are an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Q:	Why are we engaging in a rights offering?

A:	The rights offering is being made to raise equity capital in a cost-effective manner and to offer our common stockholders (except former holders of Series E shares who acquired common stock in the PIPE Transaction or upon conversion of their Series E, who have all waived their rights to participate in the offering in order to maximize the number of shares available for purchase by other stockholders) an opportunity to reduce the dilution they sustained as a result of the recently completed PIPE Transaction and the Parke acquisition by purchsing of shares of our common stock at the same price paid by the PIPE Investors.

Q:	Am I required to subscribe in the rights offering?

A:	No.

Q:	What happens if I choose not to exercise my subscription rights?

A:	You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if you do not exercise your basic subscription privileges, the percentage of our common stock that you own will decrease and your voting and other rights will be diluted if and to the extent that other stockholders exercise their basic and over-subscription rights.

Q:	Do you need to have a certain participation level in order to complete the rights offering?

A:	No. We may choose to consummate the rights offering regardless of the number of shares actually purchased.

Q:	Can the board of directors cancel the rights offering?

A:	Yes. Our board of directors may decide to cancel the rights offering at any time prior to the expiration of the rights offering for any reason. If we cancel the rights offering, any money received from subscribing stockholders will be refunded promptly, without interest or deduction. See “The Rights Offering—Cancellation Right.”

Q:	May I transfer my rights if I do not want to purchase any shares?

A:	No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon death of the recipient.

Q:	When will the rights offering expire?

A:	The subscription rights will expire, if not exercised prior thereto, at 5:00 p.m., New York City time, on ___, 2006, unless we decide to extend the rights offering until some later time. See “The Rights Offering—Expiration of the Rights Offering and Extensions and Termination.” The subscription agent must actually receive all required documents and payments before that time and date. There is no maximum duration for the rights offering.

Q:	How do I exercise my subscription rights?

A:	You may exercise your subscription rights by properly completing and signing your subscription rights certificate. Your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of the rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A:	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an APO or FPO address?

A:	The subscription agent will not mail subscription rights certificates to you if you are a stockholder of record as of the rights offering record date with an address outside the United States or with an Army Post Office or a Fleet Post Office address. To exercise your subscription rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, on ___, 2006 and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. In addition, you must take all other steps that are necessary to exercise your subscription rights, on or prior to the date required for participation in the rights offering. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:	We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?

A:	Yes. The rights offering is subject to certain limited conditions. Please see “The Rights Offering—Conditions to the Rights Offering.”

Q:	What is the board of directors recommendation regarding the rights offering?

A:	Neither we, nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and after considering all of the information herein, including the “Risk Factors” section of this document. You should not view the recent purchase of shares by three of our directors in the PIPE Transaction as a recommendation or other indication that the exercise of your subscription rights is in your best interests.

Q:	How was the $1.00 per share subscription price established?

A:	The subscription price per share is equal to the price at which we recently sold shares of our common stock to investors in the PIPE Transaction. This per share price was established through arm’s length negotiations with the investors in the PIPE Transaction and with Dan Parke in connection with the Parke acquisition. Because the PIPE Transaction and the Parke acquisition involved certain conflicts of interest on the part of certain of our directors, these transactions and this rights offering were reviewed and approved by a special committee comprised of disinterested, independent directors after consideration of a variety of factors, including analysis and financial advice from an independent financial advisor regarding the PIPE Transaction, and the receipt of a fairness opinion regarding the Parke acquisition prepared by the same independent financial advisor.

Q:	May stockholders in all states participate?

A:	Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree that upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired.

Q:	Is exercising my subscription rights risky?

A:	The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the significant risks described under the heading “Risk Factors,” beginning on page 13.

Q:	How many shares will be outstanding after the rights offering?

A:	The number of shares of common stock currently outstanding is 49,286,611. We may issue as many as 29,474,020 additional shares through the rights offering. The actual number of shares issued will depend on the level of participation by our common stockholders.

Q:	How will the rights offering affect the PIPE investors’ ownership of our common stock?

A:	The PIPE Investors and former holders of our Series E shares collectively own approximately 80% of our outstanding common stock. If rights holders exercise their right to purchase all 29,474,020 shares of common stock being offered in this rights offering, the ownership of the PIPE Investors’ and other former holders of Series E shares would be reduced to approximately 50%.

Q:	After I exercise my rights, can I change my mind and cancel my purchase?

A:	No. Once you send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $1.00 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $1.00 per share. Subscription rights not exercised prior to the expiration of the rights offering will expire and have no value. See “The Rights Offering—No Revocation.”

Q:	What are the United States Federal income tax consequences of exercising my subscription rights?

A:	A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. See “Material United States Federal Income Tax Consequences.”

Q:	If the rights offering is not completed, will my subscription payment be refunded to me?

A:	Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q:	If I exercise my subscription rights, when will I receive shares of common stock purchased in the rights offering?

A:	We will deliver certificates representing the shares of our common stock purchased in the rights offering as soon as practicable after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Q:	Who is the subscription agent for the rights offering?

A:	The subscription agent is LaSalle Bank N.A.. The address for delivery to the subscription agent is as follows:
     By Mail, Overnight Courier or by Hand:
LaSalle Bank N.A.
135 S. LaSalle Street
Suite 1811
Chicago, IL 60603

Your delivery to an address or other than by the methods set forth above will not constitute valid delivery.
     For a more complete description of the rights offering, see “The Rights Offering” beginning on page 23.

RISK FACTORS
     We were formed in December 1997. To date, we have generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly greater amount of our products and services. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. Moreover, we have acquired four businesses over the past six years and subsequently sold two of them because of changes in our overall strategy. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed or in the worst case, could fail.
Risks Related to Our Business
We have a limited operating history upon which to evaluate our potential for future success.
     We were formed in December 1997. To date, we have generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly larger number of our products. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. Moreover, we have acquired four businesses over the past six years and subsequently sold two of them because of changes in our overall strategy. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed or in the worst case, could fail.
We have incurred significant operating losses since inception and may not achieve or sustain profitability in the future.
     We have experienced operating losses and negative cash flow from operations since our inception and we currently have an accumulated deficit. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is ultimately dependent on our ability to increase sales to a level that will allow us to operate profitably and sustain positive operating cash flows. Although we are continuing our efforts to improve profitability through expansion of our business in both current and new markets, we must overcome significant manufacturing hurdles, including gearing up to produce large quantities of product or arranging to outsource the production of our products, and marketing hurdles, including gaining market acceptance, in order to sell large quantities of our products and services. In addition, we may be required to reduce the prices of our products in order to increase sales. If we reduce prices, we may not be able to reduce costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we have spent and expect to continue to spend significant funds (1) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel; and (2) for research and development. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.
     Our auditors have modified their opinion to our audited financial statements for the year ended December 31, 2005 to include an emphasis paragraph, stating that our continuing losses and negative cash flow from operations raise substantial doubt about our ability to continue as a going concern. We have recently raised gross proceeds of $17,875,000 through the issuance of shares of our common stock, which has improved our current liquidity. We have also recently sold a subsidiary and acquired Parke Industries and we are in the process of making other changes to our business which we hope will lead to an improvement in our cash flow in future periods. Whether these changes will lead to us becoming cash flow positive remains to be seen.
Our independent registered public accountants have issued a “going concern” opinion raising doubt about our financial viability.
     As a result of our continuing losses and negative cash flows, our independent registered public accounting firm, BDO Seidman, LLP, issued a “going concern” opinion in connection with their audit of our financial statements for the year ended December 31, 2005. This opinion expressed substantial doubt as to our ability to continue as a going concern. The going concern opinion could have an adverse impact on our ability to execute our business plan, result in the reluctance on the part of certain suppliers to do business with us, result in the inability to obtain new business due to potential customers’ concern about our ability to deliver products or services, or adversely affect our ability to raise additional debt or equity capital.
Failure to replace a significant customer could materially and adversely affect our results of operations and financial condition.
     We have historically derived a significant portion of our annual revenue from a limited number of customers. Seldom has any one customer represented 10% or more of our revenues for more than one year in a row. This requires that we continually replace major customers whose needs we have satisfied, with one or more new customers. The failure to replace a major customer could have a significant negative effect on our results of operations and financial condition.
A decrease in electric retail rates could lessen demand for our products.
     Our principal products, our EnergySaver and eMAC products and our lighting retro-fit services, have the greatest profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current levels. Due to a potential overbuilding of power generating stations in certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and reduced demand for our energy saving products and services.
We have a license to use certain patents and our ability to sell our products may be adversely impacted if the license expires or is terminated.
     We have entered into a license agreement with Messrs. Giorgio Reverberi and Joseph Marino with regard to the core technology used in our EnergySaver product. Mr. Reverberi holds a U.S. patent and has applied for several patents in other countries. Pursuant to the terms of the license, we have been granted the exclusive right to manufacture and sell products containing the load reduction technology claimed under Mr. Reverberi’s U.S. patent or any other related patent held by him in the U.S., the remainder of North America, parts of South America and parts of Africa. However, the exclusive rights that we received may not have any value in territories where Mr. Reverberi does not have or does not obtain protectable rights. The term of the license expires when the last of these patents expires. We expect that these patents will expire around November 2017. The license agreement may be terminated if we materially breach its terms and fail to cure the breach within 180 days after we are notified of the breach. If our license is terminated it could impact our ability to manufacture, sell or otherwise commercialize products in those countries where Mr. Reverberi holds valid patents relating to our products, including the United States.
If we are not able to protect our intellectual property rights against infringement, or if others obtain intellectual property rights relating to energy management technology, we could lose our competitive advantage in the energy management market.
     We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as important to our success. Although we have entered into confidentiality and rights to inventions agreements with our employees and consultants, the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect any competitive advantage we may have in the energy management market. Furthermore, our license to use Mr. Reverberi’s patents may have little or no value to us if Mr. Reverberi’s patents are not valid. In addition, patents held by third parties may limit our ability to manufacture, sell or otherwise commercialize products and could result in the assertion of claims of patent infringement against us. If that were to happen, we could try to modify our products to be non-infringing, but we might not be successful or such modifications might not avoid infringing on the intellectual property rights of third parties.
     Claims of patent infringement against us, regardless of merit, could result in the expenditure of significant financial and managerial resources by us. We could be forced to seek to enter into license agreements with third parties (other than Mr. Reverberi) to resolve claims of infringement by our products of the intellectual property rights of third parties. Such licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business.
David Asplund, our new Chief Executive Officer has limited experience operating a Company such as ours and no direct industry experience.
     Mr. Asplund, who has been on our Board since June 2002, has a degree in mechanical engineering and has had a successful career in the financial industry. Mr. Asplund founded an investment banking firm in 1999 and operated the firm as its president for six years, but Mr. Asplund has not operated a manufacturing company and he has limited industry experience. His past experience does not assure that he will be successful in his new role as CEO of Electric City.
If we are unable to achieve or manage our growth, it will adversely affect our business, the quality of our products and services, and our ability to attract and retain key personnel.
     If we succeed in growing our sales as we need to do, we will be subject to the risks inherent in the expansion and growth of a business enterprise. Growth in our business will place a strain on our operational and administrative resources and increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we will need to:
•	further develop and improve our operating, information, accounting, financial and other internal systems and controls on a timely basis;

•	improve our business development, marketing and sales capabilities; and

•	expand, train, motivate and manage our employee base.

     Our systems currently in place may not be adequate if we grow and may need to be modified and enhanced. The skills of management currently in place may not be adequate if we experience significant growth.
If our management fails to properly identify companies to acquire and to effectively negotiate the terms of these acquisition transactions, our growth may be impaired.
     As part of our growth strategy we intend to seek to acquire companies with complementary technologies, products and/or services. Our management, including our board of directors, will have discretion in identifying and selecting companies to be acquired by us and in structuring and negotiating these acquisitions. In general, our common stockholders may not have the opportunity to approve these acquisitions. In addition, in making acquisition decisions, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual operating results of any acquired company or the combination of us and an acquired company may fall significantly short of projections.
     We may be unable to acquire companies that we identify as targets for various reasons, including:
•	our inability to interest such companies in a proposed transaction;

•	our inability to agree on the terms of an acquisition;

•	incompatibility between our management and management of a target company; and

•	our inability to obtain the approval of the holders of our common stock, if required.
     If we cannot consummate acquisitions on a timely basis or agree on terms at all, or if we cannot acquire companies with complementary technologies, products and/or services on terms acceptable to us, our future growth may be impaired.
Our growth may be impaired and our current business may suffer if we do not successfully address risks associated with acquisitions.
     Since January 1, 2000, we have acquired four companies; Switchboard Apparatus Inc., Great Lakes Controlled Energy Corporation, Maximum Performance Group, Inc. and Parke P.A.N.D.A. Corporation, two of which (Switchboard Apparatus and Great Lakes Controlled Energy) we subsequently sold at a loss. Our future growth may depend, in part, upon our ability to successfully identify, acquire and operate other complementary businesses. We may encounter problems associated with such acquisitions, including the following:
•	difficulties in integrating acquired operations and products with our existing operations and products;

•	difficulties in meeting operating expectations for acquired businesses;

•	diversion of management’s attention from other business concerns;

•	adverse impact on earnings of amortization or write-offs of goodwill and other intangible assets relating to acquisitions; and

•	issuances of equity securities that may be dilutive to existing stockholders to pay for acquisitions.
In addition, often an acquired company’s performance is largely dependent on a few key people, particularly in smaller companies. If these key people leave the company, become less focused on the business or less motivated to make the business successful after the acquisition, the performance of the acquired company may suffer.

If our products and services do not achieve or sustain market acceptance, our ability to compete will be adversely affected.
     To date, we have not sold our EnergySaver or eMAC product lines in very large quantities and a sufficient market may not develop for them. Significant marketing will be required in order to establish a sufficient market for these products. The technology underlying our products may not become a preferred technology to address the energy management needs of our customers and potential customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in the energy management market or survive as a business.
Failure to meet customers’ expectations or deliver expected technical performance could result in losses and negative publicity.
     Customer engagements involve the installation of energy management equipment to help our clients reduce energy/power consumption. We often rely on outside contractors to install our EnergySaver and eMAC products. Any defects in this equipment and/or its installation or any other failure to meet our customers’ expectations could result in:
•	delayed or lost revenues due to adverse customer reaction;

•	requirements to provide additional products, replacement parts and/or services to a customer at no charge;

•	negative publicity regarding us and our products, which could adversely affect our ability to attract or retain customers; and

•	claims for substantial damages against us, regardless of whether we have any responsibility for such failure.
Raising additional capital or consummation of additional acquisitions through the issuance of equity or equity-linked securities could dilute your ownership interest in us.
     We have recently raised additional capital through the issuance of common stock to repay debt, fund an acquisition, grow our product development, manufacturing, marketing and sales activities at the pace that we intend, and to continue to fund operating losses until our cash flow turns positive. We may find it necessary to raise capital again some time in the future. If we determine that we do need to raise additional capital in the future and we are not successful in doing so, we might have to significantly scale back or delay our growth plans, reduce staff and delay planned expenditures on research and development and capital expenditures in order to continue as a going concern. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.
     If we raise additional funds in the future through the issuance of equity securities or convertible debt securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock. Depending on the terms, common stock holders may not have approval rights with respect to such issuances.

Failure to effectively market our energy management products and services could impair our ability to sell significant quantities of these products and services.
     One of the challenges we face in commercializing our energy management products and services is demonstrating the advantages of our products and services over competitive products and services. To do this, we will need to further develop our marketing and sales force. If we do not successfully develop and expand our internal sales force our ability to generate significant revenues may be harmed.
If we do not successfully compete with others in the very competitive energy management market, we may not achieve profitability.
     In the energy management market, we compete with other manufacturers of energy management products that are currently used by our potential customers. Many of these companies have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than we do. Our competitors may provide energy management products at lower prices and/or with superior performance. If we are unable to successfully compete with conventional and new technologies our business may be materially harmed.
Product liability claims could result in losses and could divert our management’s time and resources.
     The manufacture and sale of our products creates a risk of product liability claims. Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant expenses and divert our management’s time, attention and resources. We do have product liability insurance coverage; however, there is no assurance that such insurance is adequate to cover all potential claims. The successful assertion of any such claim against us could materially harm our liquidity and operating results.
Our current internal manufacturing capacity is limited and if demand for our products increases significantly and we are unable to increase our capacity quickly and efficiently our business could suffer.
     Our EnergySaver products are currently manufactured at our facilities. To be financially successful, we must manufacture our products, including our EnergySaver products, in substantial quantities, at acceptable costs and on a timely basis. While we have produced approximately 1,800 EnergySaver units over the past eight years, we have never approached what we believe is our production capacity. To produce larger quantities of our EnergySaver products at competitive prices and on a timely basis, we will have to further develop our processing, production control, assembly, testing and quality assurance capabilities. If our production requirements exceed our internal capacity we plan to contract with outside manufacturers to produce individual components and/or entire EnergySaver units. We may also choose to move our production to outside manufacturers if our production volume is so low that it does not justify maintaining our own production capacity. Since the manufacturing process that we are currently performing only involves the assembly of components manufactured by others, we believe there are many contract manufacturers located across the country that could assemble our EnergySaver product for us with relatively little lead time. We have had discussions with several potential contract manufacturers and they have produced units on a trial basis, but their ability to deliver significant quantities of product in a timely manner with acceptable quality is still unproven. We may be unable to manufacture our EnergySaver products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our EnergySaver products. If we are unable to make the transition to large-scale commercial production successfully, when the need arises, our business will be negatively affected. We could encounter substantial difficulties if we decide to outsource the manufacturing of our products, including delays in manufacturing and poor production quality.
Risks Related to the Rights Offering
If you do not exercise your full basic subscription right, your percentage ownership and voting rights in us will be lower than it would have been in the absence of the rights offering.
     If you choose not to exercise your basic subscription right in full, your relative ownership interest in us will be lower than it would have been in the absence of the rights offering if and to the extent others exercise their basic subscription and over-subscription rights. Your voting rights and percentage interest in any potential future earnings will also be lowered if you do not exercise your rights in full.
The subscription price determined for this offering is not an indication of our value.
     The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our value. In addition, you should not rely on the decision of the PIPE investors (including three of our directors) to purchase shares of common stock at a price equal to the subscription price or the decision of Dan Parke, another of our directors, to accept the merger consideration which included $5.0 million of common stock valued at a price per share equal to the subscription price to be a recommendation or an indication that the subscription price is reflective of our value.
You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.
     Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below $1.00, you will have committed to buying shares of common stock at a price above the prevailing market price. Once you have exercised your subscription rights, you may not revoke your exercise. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the offering price.
Because we may terminate the offering at any time, your participation in the offering is not assured.
     We may terminate the offering at any time. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest or deduction.
     You will need to act promptly and carefully follow subscription instructions.
     Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm on ___, 2006, the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
     If you use a personal check to pay for the shares, it may not clear in time.
     Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require seven or more business days. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears by that time.
Risks Related to Our Common Stock Generally
Due to the current market price of our common stock, in conjunction with the fact that we are a relatively small company with a history of operating losses, the future trading market for our stock may not be active on a consistent basis, which may make it difficult for you to sell your shares.
     The trading volume of our stock in the future depends in part on our ability to increase our revenue and reduce or eliminate our operating losses, which should increase the attractiveness of our stock as an investment, thereby leading to a more liquid market for our stock on a consistent basis. If we are unable to achieve these goals, the trading market for our stock may be negatively affected, which may make it difficult for you to sell your shares. In addition, we have recently moved from The American Stock Exchange to the OTC Bulletin Board because we no longer meet AMEX listing criteria. Our move to the OTC Bulletin Board may result in reduced liquidity and increased volatility for our stock. If an active and liquid trading market does not exist for our common stock, you may have difficulty selling your shares.
Due to the move from The American Stock Exchange to the OTC Bulletin Board, holders of our common stock will no longer have certain approval rights available under the AMEX Rules.
     The American Stock Exchange has rules which listed companies must comply with. Among other things, the AMEX Rules require shareholder approval as a prerequisite to approving applications to list additional shares to be issued in connection with certain transactions. For example, AMEX Rule 713 requires shareholder approval if a company issues shares equal to or greater than 20% of its currently outstanding shares, if such issuance is at a price below the greater of book or market value of the shares. Although we are subject to the Delaware General Corporation Law, it is less restrictive and does not require stockholder approval of such a transaction. Accordingly, now that our stock is no longer listed on the AMEX, we may issue shares for less than the greater of book or market value and take certain other actions without stockholder approval which we could not have taken without stockholder approval when our common stock was listed on AMEX.

Due to the concentration of holdings of our stock, a limited number of investors may be able to control matters requiring common stockholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our common stock.
     There were 49,286,611 shares of our common stock outstanding as of September 8, 2006, of which the PIPE Investors and Daniel Parke (a total of 18 holders) beneficially own in the aggregate approximately 85%. As a result of their significant ownership, these investors may have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors, a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock. Also, in the event of a sale of our business, these investors could be able to seek to receive a control premium to the exclusion of other common stockholders.
     A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by these holders, can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by these investors or other stockholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities or for you to sell your shares if you choose to do so.
     The large concentration of our shares held by this small group of shareholders could result in increased volatility in our stock price due to the limited number of shares available in the market.
Provisions of our charter and by-laws, in particular our “blank check” preferred stock, could discourage an acquisition of our company that would benefit our stockholders.
     Provisions of our charter and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine. In the past, we have issued preferred stock with dividend and liquidation preferences over our common stock, and with certain approval rights not accorded to our common stock, and which was convertible into shares of our common stock at a price lower than the market price of our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock we may issue in the future. The issuance of our preferred stock, while providing desirable flexibility in pursuing possible additional equity financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. In addition, the price that future investors may be willing to pay for our common stock may be lower due to the conversion price and exercise price granted to investors in any such private financing.
     We do not intend to pay dividends on shares of our common stock in the foreseeable future.
     We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.
     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, which could harm our business prospects.
USE OF PROCEEDS
     The proceeds from the rights offering will be used for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.
CAPITALIZATION
     The following table sets forth our unaudited historical cash and capitalization as of June 30, 2006 and our unaudited pro-forma capitalization as of June 30, 2006, as adjusted to give pro-forma effect to the rights offering as if it had occurred on June 30, 2006. For the purposes of this table we have assumed that half of the rights were exercised in the rights offering. However it is impossible to predict the rights, if any, that actually will be exercised. The table should be read in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus.

	Historical	Pro-forma (1)
Cash	$9,529,429	$24,266,439

Current portion of long-term debt	561,504	561,504
Long term debt	35,591	35,591

Stockholders’ Equity:
Common stock	4,929	6,403

Additional paid-in capital	89,963,703	104,699,239
Accumulated deficit	(67,015,044)	(67,015,044)

Total stockholders’ equity	22,953,588	37,690,598

Total capitalization	$23,550,683	$38,287,693

(1)	Assumes exercise of 14,737,010 subscription rights (50% of the offering), resulting in the issuance of 14,737,010 shares of common stock with a par value of $0.0001 per share. It is impossible to predict the number of rights, if any, that actually will be exercised. In the event that only 10% of the rights are exercised the pro-forma cash will be reduced to $12,476,831, pro-forma total stockholders’ equity will be $25,900,990 and the pro-forma total capitalization will be $26,498,085.

THE RIGHTS OFFERING
Reasons for the Rights Offering
     The rights offering is being made to raise equity capital in a cost-effective manner and to offer our common stockholders an opportunity to reduce the dilution they sustained as a result of the recently completed PIPE Transaction through the purchase of shares of our common stock at the same per share price paid by the PIPE Investors.
The Rights
     We will distribute to each holder of our common stock who is a record holder of our common stock (except the former holders of Series E shares who acquired their common stock in the PIPE Transaction or upon conversion of their Series E, who have all waived their rights to participate in the offering in order to maximize the number of shares available for purchase by other stockholders) on the record date, which is ___, 2006, at no charge, five non-transferable subscription rights for each share of common stock owned, for a total of 29,474,020 subscription rights. The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will allow you to purchase one share of our common stock at a price of $1.00 per share. Stockholders who elect to exercise their basic subscription privilege in full may also subscribe, at the subscription price, for additional shares of our common stock under their respective over-subscription privileges to the extent that other rights holders do not exercise their basic subscription privileges in full. If a sufficient number of shares of our common stock is unavailable to fully satisfy the over-subscription privilege requests, the available shares of common stock will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege. If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading “—Beneficial Owners.”
Expiration of the Rights Offering and Extensions, Amendments and Termination
     You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on ___, 2006, the expiration date for the rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.
     We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void of no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Subscription Privileges
     Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.
     Basic Subscription Privilege. With your basic subscription privilege you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $1.00 per share. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased with a holder’s basic subscription privilege as soon as practicable after the rights offering has expired.
     Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $1.00 per share before the expiration of the rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privileges in full.
     Pro Rata Allocation. If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription privileges. If there is a pro rata allocation of the remaining shares of our common stock and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.
     Full Exercise of Basic Subscription Privilege. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.
     When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

     Return of Excess Payment. If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares of our common stock that they purchased as soon as practicable after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.
Conditions to the Rights Offering
     We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “—Cancellation Rights.”
Method of Subscription—Exercise of Rights
     You may exercise your subscription rights by delivering the following to the subscription agent, prior to 5:00 p.m., New York City time, on ___, 2006, the expiration date of the rights offering:
•	Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share subscribed for under your subscription privileges.
     If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. New York City time on ___, 2006, the expiration date of the rights offering.
     Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on ___, 2006, the expiration date of the rights offering.
Method of Payment
     Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by check or bank draft drawn upon a United States bank, or by postal, telegraphic or express money order, payable to the subscription agent.

Receipt of Payment
     Your payment will be considered received by the subscription agent only upon:
•	Clearance of any uncertified check;

•	Receipt by the subscription agent of any certified check or bank draft drawn upon a United States bank or of any postal, telegraphic or express money order payable to the subscription agent; or

•	Receipt of collected funds in the subscription account designated above.
Clearance of Uncertified Checks
     If you are paying by uncertified personal check, please note that uncertified checks may take at least seven to ten business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.
Delivery of Subscription Materials and Payment
     You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:
     By Mail, Overnight Courier or by Hand:
LaSalle Bank N.A.
135 S. LaSalle Street
Suite 1811
Chicago, IL 60603-4298
Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.
Calculation of Subscription Rights Exercised
     If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

Your Funds will be Held by the Subscription Agent Until Shares of Our Common Stock are Issued
     The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you upon consummation of the rights offering.
Medallion Guarantee May be Required
     Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:
•	Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	You are an eligible institution.
Notice to Beneficial Holders
     If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on ___, 2006, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
     If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate
     You should read and follow the instructions accompanying the subscription rights certificates carefully. You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. Because uncertified personal checks may take at least seven to ten business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check, money order or wire transfer of funds.
Determinations Regarding the Exercise of Your Subscription Rights
     We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.
     Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.
Regulatory Limitation
     We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.
Guaranteed Delivery Procedures
     If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time the rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:
•	Deliver to the subscription agent prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in “—Method of Payment”;

•	Deliver to the subscription agent prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Electric City Corp. Subscription Rights Certificates” distributed with your subscription rights certificate; and

•	Deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three (3) business days following the date of your Notice of Guaranteed Delivery.
     Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Electric City Corp. Subscription Rights Certificates, which have been distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institution, that is a members of, or a participant in, a signature guarantee program acceptable to the subscription agent.
     In your Notice of Guaranteed Delivery, you must state:
•	Your name;

•	The number of subscription rights represented by your subscription rights certificate(s), the number of shares of our common stock for which you are subscribing under your basic subscription privilege and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•	Your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.
     You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under “—Delivery of Subscription Materials and Payment.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (Fax No.: 312-904-2079). To confirm facsimile deliveries, you may call 312-904-5761.
     The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call 312-904-5761 to request any copies of the form of Notice of Guaranteed Delivery.
Questions About Exercising Subscription Rights
     If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions as to the Use of Electric City Corp. Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the address and telephone number set forth above under “Questions and Answers About the Rights Offering” included elsewhere in this document.
Subscription Agent
     We have appointed LaSalle Bank N.A. to act as subscription agent for the rights offering. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from liabilities that it may incur in connection with the rights offering.

No Revocation
     Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of the rights offering will expire and will have no value.
Procedures for DTC Participants
     We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.
Subscription Price
     The subscription price is $1.00 per share. For more information with respect to how the subscription price was determined, see “Questions and Answers About the Rights Offering” included elsewhere in this document.
Foreign and Other Stockholders
     We will not mail subscription rights certificates to stockholders on the record date, or to subsequent transferees, whose addresses are outside the United States. Instead, we will have the subscription agent hold the subscription rights certificates for those holders’ accounts. To exercise its subscription rights, a foreign holder must notify the subscription agent before 11:00 a.m., New York City time, on ___, 2006, three business days prior to the expiration date, and must establish to the satisfaction of the subscription agent that it is permitted to exercise its subscription rights under applicable law. If these procedures are not followed prior to the expiration date and you are a foreign holder, your rights will expire.
Non-Transferability of the Rights
     Except in the limited circumstances described below, only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege. Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.
Cancellation Rights
     Our board of directors may cancel the rights offering, in whole or in part, in its sole discretion at any time prior to the time the rights offering expires for any reason (including a change in the market price of our common stock). If we cancel the rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

No Board Recommendation
     An investment in shares of our common stock must be made according to each investor’s evaluation of its own best interests and after considering all of the information herein, including the “Risk Factors” section of this document. Neither we nor our board of directors nor their financial advisors make any recommendation to subscription rights holders regarding whether they should exercise their subscription rights. In addition, you should not rely on the decision of the PIPE Investors (including three of our directors) to purchase shares of common stock at a price equal to the subscription price, or the decision of Dan Parke to accept the merger consideration which included $5.0 million of common stock valued at a price per share equal to the subscription price, to be a recommendation or an indication that the subscription price is reflective of our value.
Shares of Common Stock Outstanding After the Rights Offering
     Based on the 49,286,611 shares of our common stock currently outstanding, and the potential that we may issue as many as 29,474,020 shares pursuant to this rights offering, 78,760,631 shares of our common stock may be issued and outstanding following the rights offering, an increase in the number of outstanding shares of our common stock of approximately 60%.
Other Matters
     We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following discussion is a summary of the material United States Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are United States persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

     We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.
     The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering should be as follows:
     1. A holder should not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.
     2. Except as provided in the following sentence, a holder’s tax basis in the subscription rights received in the rights offering should be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise or transfer of the subscription rights, the holder’s tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder’s holding period for the subscription rights received in the rights offering should include the holder’s holding period for the common stock with respect to which the subscription rights were received.
     3. A holder which allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.
     4. A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.
PLAN OF DISTRIBUTION
     We are making this rights offering directly to you, the holders of our common stock, on a pro rata basis for each share of our common stock held at the close of business on ___, 2006, the record date for this rights offering. PIPE Investors and other former holders of Series E shares who acquired common stock upon conversion of their Series E shares, have all waived their rights to participate in the offering in order to maximize the number of shares available for purchase by other stockholders.
     We will pay LaSalle Bank N.A., the subscription agent, a fee of approximately $6,000 for its services in connection with this rights offering (which includes the subscription agent’s fees associated with the exercise of rights). We have also agreed to reimburse LaSalle Bank N.A., the subscription agent, its reasonable expenses and indemnify it from liabilities it may incur in connection with the rights offering.

     We estimate that our total expenses in connection with the rights offering, including registration, legal and accounting fees, will be approximately $70,000.
     We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.
LEGAL MATTERS
     Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for Electric City by Schwartz Cooper Chartered of Chicago, Illinois.
EXPERTS
     The financial statements and schedule of Electric City Corp and the financial statements of Parke P.A.N.D.A. Corporation incorporated by reference in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports (which report for Electric City Corp contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein and in the Registration Statement, and are incorporated in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
     The financial statements of Maximum Performance Group, Inc. contained in the 8-K/A filed with the SEC on July 15, 2005, incorporated by reference in this Prospectus and in the Registration Statement have been audited by Marcum & Kliegman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding MPG’s ability to continue as a going concern) incorporated by reference herein and in the Registration Statement, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the public reference room maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.
     The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.
     Our common stock is traded on the OTC Bulletin Board (OTCBB: ELCY). Our web site address is http://www.elccorp.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.
•	our Annual Report on Form 10-K for the year ended December 31, 2005 (filed with the SEC on March 21, 2006);

•	our Quarterly Report on Form 10-Q for the three month period ended March 31, 2006 (filed with the SEC on May 15, 2006);

•	our Quarterly Report on Form 10-Q for the three month and six month periods ended June 30, 2006 (filed with the SEC on August 14, 2006);

•	our definitive Proxy Statement for the 2006 meeting of stockholders (filed with the SEC on April 28, 2006);

•	our Form 8-K (filed with the SEC on May 4, 2005), as amended by our Form 8-K/A (filed with the SEC on July 15, 2005);

•	our Form 8-K (filed with the SEC on November 30, 2005), as amended by our Form 8-K/A (filed with the SEC on February 9, 2006);

•	our Form 8-K (filed with the SEC on January 26, 2006);

•	our Form 8-K (filed with the SEC on February 22, 2006);

•	our Form 8-K (filed with the SEC on March 22, 2006);

•	our Form 8-K (filed with the SEC on April 7, 2006);

•	our Form 8-K (filed with the SEC on April 26, 2006);

•	our Form 8-K (filed with the SEC on May 16, 2006);

•	our Form 8-K (filed with the SEC on May 22, 2006);

•	our Form 8-K (filed with the SEC on May 23, 2006);

•	our Form 8-K (filed with the SEC on June 13, 2006);

•	our Form 8-K (filed with the SEC on June 15, 2006);

•	our Form 8-K (filed with the SEC on July 6, 2006);

•	our Form 8-K (filed with the SEC on July 17, 2006);

•	our Form 8-K (filed with the SEC on August 14, 2006);

•	our Form 8-K (filed with the SEC on August 18, 2006);

•	our Form 8-K/A (filed with the SEC on August 22, 2006);

•	the description of our common stock contained in our Registration Statement on form S-1, filed with the SEC on August 30, 2006; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of the offering.

     You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Electric City Corp.
Attn: Investor Relations
1280 Landmeier Road
Elk Grove Village, IL 60007-2410

Telephone: (847) 437-1666
     You should rely only on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. You should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses Of Issuance And Distribution.
     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

SEC Registration Fee	$3,154
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	15,000
Costs of Printing	15,000
Miscellaneous Expenses	12,000

Total	$70,154

Item 15. Indemnification of Directors and Officers
     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     Article VIII of Electric City’s By-laws specifies that Electric City shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the By-laws is deemed to be a contract between Electric City and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofor or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the By-Laws may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of Electric City entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The By-Laws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors.
     Electric City has executed indemnification agreements with certain officers pursuant to which Electric City has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if they become subject to an action because of serving as a director, officer, employee, agent or fiduciary of Electric City.
     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.
     Electric City’s Certificate of Incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). To amend such provisions the Company would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of Electric City.
     Electric City has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of Electric City (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 16. Exhibits

Exhibit
Number	Description
4.1	Form of Subscription Rights Agreement

5.1	Opinion of Schwartz Cooper Chartered with respect to the legality of the common stock being registered.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Schwartz Cooper Chartered. (contained in exhibit 5.1).

23.3	Consent of Marcum & Kliegman, LLP

24.1	Power of Attorney (included on the signature page hereof).

99.1	Form of Instructions For Use of Electric City Subscription Rights

99.2	Form of Notice of Guaranteed Delivery for Subscription Rights

99.3	Form of Letter to Stockholders who are Record Holders

99.4	Form of Letter to Stockholders who are Beneficial Holders

99.5	Form of Letter to Clients of Stockholders who are Beneficial Holders

99.6	Form of Nominee Holder Certification Form

99.7	Form of Beneficial Owner Election Form

99.8	Substitute Form W-9 for Use with Rights Offering
Item 17. Undertakings
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that:
(A)	paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(B)	Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(C)	Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. . Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use..
(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Act”), each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
     Insofar as indemnification for liabilities arising under the foregoing Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on the 11th day of September 2006.

ELECTRIC CITY CORP.
By:	/s/ David Asplund
David Asplund
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
September 11, 2006		Principal Accounting Officer

POWER OF ATTORNEY
     The undersigned hereby constitutes and appoints David Asplund and Jeffrey Mistarz, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-3 in connection with the registration of common stock by the registrant and offering thereof pursuant hereto and to execute any amendments thereto (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b), or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below.

Signature	Title	Date

/s/ David Asplund	Chief Executive Officer	September 11, 2006
David Asplund

/s/ Jeffrey Mistarz Jeffrey Mistarz	Chief Financial Officer, Treasurer and Assistant Secretary (principal financial officer and principal accounting officer)	September 11, 2006

/s/ Richard Kiphart	Chairman of the Board	September 11, 2006
Richard Kiphart

/s/ Gregory Barnum	Director	September 11, 2006
Gregory Barnum

/s/ William Carey	Director	September 11, 2006
William Carey

/s/ Daniel Parke	Director	September 11, 2006
Daniel Parke

/s/ Gerald Pientka	Director	September 11, 2006
Gerald Pientka

/s/ David Valentine	Director	September 11, 2006
David Valentine

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Form of Subscription Rights Agreement

5.1	Opinion of Schwartz Cooper Chartered with respect to the legality of the common stock being registered.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Schwartz Cooper Chartered. (contained in exhibit 5.1).

23.3	Consent of Marcum & Kliegman, LLP

24.1	Power of Attorney (included on the signature page hereof).

99.1	Form of Instructions For Use of Electric City Subscription Rights

99.2	Form of Notice of Guaranteed Delivery for Subscription Rights

99.3	Form of Letter to Stockholders who are Record Holders

99.4	Form of Letter to Stockholders who are Beneficial Holders

99.5	Form of Letter to Clients of Stockholders who are Beneficial Holders

99.6	Form of Nominee Holder Certification Form

99.7	Form of Beneficial Owner Election Form

99.8	Substitute Form W-9 for Use with Rights Offering